Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated December 2, 2013

18m Auto Callable Contingent Interest Notes

OVERVIEW

May be appropriate for investors seeking contingent interest payments during the term of the notes. If either underlying is less than its initial level and a Trigger Event, as defined below, has occurred investors have full downside exposure to the least performing of the underlyings. Under these circumstances the payment at maturity will be made in cash based on the least performing
Underlying.

The notes will be automatically called if the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value.

You may lose some or all of your principal at maturity and may not receive any contingent interest payments.  Any payment on the notes is subject to the credit risk of JPMorgan Chase [AND] Co.

Summary of Terms
  Issuer:                  JPMorgan Chase [AND] Co.
  Minimum                  $1,000.00
  Denomination:
  Underlyings:             The S[AND]P 500[R] Index and Russell 2000[R]
                           Index
  Pricing Date:            December 20, 2013
  Observation Date:        June 25, 2015
  Maturity Date:           June 30, 2015
  Monitoring Period:       The period from, but excluding, the Pricing
                           Date to, and including, the final Review
                           Date
  Interest Barrier/Trigger With respect to each Underlying, an
  Level:                   amount that represents 70% of closing
                           level on the Pricing Date.
  Contingent Interest      Between 6.00%* and 8.00%* per annum,
  Rate:                    payable at a rate of between 1.50%* and
                           2.00%*quarterly, if applicable
  Trigger Event:           A Trigger Event occurs if the closing level
                           or closing price, as applicable, on any day
                           during the Monitoring Period of either
                           Underlying is less than its Trigger Level
  Review Dates:            March 26, 2014, June 25, 2014,
                           September 25, 2014, December 26, 2014,
                           March 26, 2015, and June 25, 2015
  CUSIP:                   48126NH75
  Preliminary term         http://www.sec.gov/Archives/edgar/data/19
  sheet:                   617/000089109213009694/e56402fwp.htm

For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.
* To be determined on the Pricing Date, but not less than 6.00% or greater than
8.00% per annum.

** The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes.  These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

                        North America Structured Investments
Hypothetical Returns**
                     Payment at Maturity
                      (6.00% Contingent     Payment at Maturity
                        Interest Rate)
-------------------- ---------------------- ----------------------
   Least Performing  If a Trigger Event Has If a Trigger Event Has
   Underlying Return    Not Occurred             Occurred
-------------------- ---------------------- ----------------------
       60.00%             $1,015.00                 N/A
-------------------- ---------------------- ----------------------
       40.00%             $1,015.00                 N/A
-------------------- ---------------------- ----------------------
       20.00%             $1,015.00                 N/A
-------------------- ---------------------- ----------------------
        5.00%             $1,015.00                 N/A
-------------------- ---------------------- ----------------------
        0.00%             $1,015.00                 N/A
-------------------- ---------------------- ----------------------
        -5.00%            $1,015.00                 N/A
-------------------- ---------------------- ----------------------
       -20.00%            $1,015.00                 N/A
-------------------- ---------------------- ----------------------
       -30.00%            $1,015.00                 N/A
-------------------- ---------------------- ----------------------
       -30.01%               N/A                  $699.90
-------------------- ---------------------- ----------------------
       -60.00%               N/A                  $400.00
-------------------- ---------------------- ----------------------
       -80.00%               N/A                  $200.00

Contingent Interest
If the Notes have not been automatically called and the closing level of both
Underlyings on any review date is greater than or equal to its Interest
Barrier, you will receive on the applicable interest payment date a contingent interest payment equal to at least 1.50%* .

 Automatic Call
If on any Review Date the Index closing level or closing price, as applicable, of each Underlying is greater than or equal to its level or price on the
Pricing Date, the Notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus
(b) the contingent interest payment applicable to that Review Date.

 Payment at Maturity
If the notes have not been automatically called and (i) the Ending Underlying
Value of each Underlying is greater than or equal to its Initial Underlying
Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus
(b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and (i) the Ending Underlying
Value of either Underlying is less than its Initial Underlying Value and (ii) a
Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the
Lesser Performing Underlying is less than its Initial Underlying Value, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:
$1,000 + ($1,000 [] Lesser Performing Underlying Return)

If the notes have not been automatically called and (i) the Ending Underlying
Value of either Underlying is less than its Initial Underlying Value and (ii) a
Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary term sheet.

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

North America Structured Investments

Selected Benefits

[] The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us.

[]Semi-annual contingent interest payments of between 6.00% and 8.00% per annum.

Selected Risks

[] Your investment in the notes may result in a loss.  The Notes do not guarantee any return of principal.  [] The notes do not guarantee the payment of interest and may not pay interest at all.
[] Any payment on the notes is subject to our credit risk.  Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.

[] You are exposed to the risks of the decline in value of each Underlying.
[] Your payment at maturity may be determined by the lesser performing of the
Underlyings.
[] Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings, which may be significant.
[] If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal for every 1% the final level of the

lesser performing Underlying is less than its Initial Level.

[] The benefit provided by the Trigger Level may terminate on any day during the Monitoring Period.
[] The automatic call feature may force a potential early exit.  There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate

for a similar level of risk.

[] No dividend payments, voting rights, or ownership rights with the securities included in the Underlyings. [] You are exposed to the risks associated with small capitalization companies.
[] The notes are subject to currency exchange risk and risks associated with emerging markets.
[] The equity securities underlying the Fund have been issued by non-U.  S.
companies.  Investments in securities linked to the value of such non-U.  S.

equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries.

[] The Anti-dilution  protection for the Fund is limited, and there may be differences between the Fund and its underlying Index.  [] JPMS' estimated value does not represent future values and may differ from others' estimates.

[] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value. [] JPMS' estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to

purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase [AND] Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
[AND] Co. has filed with the SEC for more complete information about JPMorgan Chase
[AND] Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase [AND] Co.,
any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase [AND] Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase [AND] Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp
..pdf

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com